Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 5, 2005, in the Registration Statement on Form F-1 and related Prospectus of Gentium S.p.A. for the registration of 3,161,591 ordinary shares of Gentium S.p.A.

Reconta Ernst & Young S.p.A.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
December 27, 2005